Exhibit 99.1

Autolus Limited

2017 Share Option Plan

Board adoption: 22 February 2017

Plan expires: 21 February 2027

PricewaterhouseCoopers LLP, 1 Embankment Place, London WC2N 6RH

T: +44 (0) 20 7583 5000, F: +44 (0) 20 7822 4652, www.pwc.co.uk

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH.PricewaterhouseCoopers LLP is authorised and regulated by theFinancial Services Authority for designated investment business.

Table of contents

1	Grant of Options	1
2	Limitations on the grant of Qualifying Options	3
3	Plan limits	3
4	Statutory limit on the number of Plan Shares subject to Qualifying Options	3
5	Exercise Price	4
6	Performance Target and conditions	5
7	Vesting and exercise of Options	5
8	Vesting and exercise of Options in special circumstances	7
9	Takeover and other corporate events	9
10	Exchange of Options	10
11	Lapse of Options	11
12	Adjustment of Options on Reorganisation	12
13	Tax and social security withholding	12
14	Rights of Plan Shares	13
15	Relationship of Plan to contract of employment	13
16	Administration of the Plan	14
17	Amendment of the Plan	14
18	Notices	15
19	Governing law and jurisdiction	16
20	Interpretation	16

1	Grant of Options

1.1. Options granted by Grantor

Subject to Rules 1.6, 1.7, 1.8 and 16.3, the Grantor may from time to time grant Options to Eligible Employees.

1.2. Terms of Options

Subject to the Rules, the Grantor will in its absolute discretion decide whether or not any Options are to be granted at any particular time and, if they are, to whom they are granted and the terms of such Options. Where Options are not granted by the Board the terms must be approved in advance by the Board.

1.3. Procedure for grant of Options and Grant Date

An Option shall be granted by the execution of an Option Certificate as a deed on behalf of the Grantor and by the Eligible Employee. The Grant Date shall be the date on which the Option Certificate has been duly executed by both parties and delivered as a deed.

The Grantor may, at its discretion when issuing an Option Certificate, specify that the Eligible Employee must return the executed Option Certificate by a specified date and that failure to return the Option Certificate by such date shall result in the Option Certificate not being executed on behalf of the Grantor and therefore the Option not being granted.

For the avoidance of doubt, this Rule 1.3 does not impose any obligation (implied or otherwise) on the Grantor to procure the execution of the Option Certificate, notwithstanding that it is returned by the specified date or there is no specified date.

1.4. Contents of Option Certificate

Subject to Rule 1.3, an Option Certificate shall be in such form of document as the Board may determine from time to time and shall state all of the following:

•	the Grant Date;

•	the number, or maximum number, of Plan Shares that may be acquired under the Option or how that number may be calculated;

•	the Exercise Price (if any) or the method by which the Exercise Price will be determined;

•	when the Option will normally Vest, and the number of Plan Shares over which the Option may then be exercised;

•	how the Option may be exercised;

•	when the Option may normally be exercised;

•	where applicable, that all or any part of any liability to pay Employer’s NICs will be transferred to the Eligible Employee; and

•	any Performance Targets or any other conditions applicable to the Option.

For an Option which is granted as a Qualifying Option, the Option Certificate shall state the following additional information:

•	details of any restrictions attaching to the Plan Shares, including details of any risk of forfeiture, within the meaning of section 423 of ITEPA 2003;

•	that the Option is granted under the provisions of Schedule 5; and

•	that the Option Holder certifies compliance with the Working Time Requirement at the Grant Date, unless this confirmation is contained in a separate document.

1.5. Power of attorney

The Grantor may require as a condition of the Vesting of any Option that the Option Holder shall grant a power of attorney within 30 days of the Grant Date empowering the attorney to exercise the Option on behalf of the Option Holder and to sell the Plan Shares on terms set out in the power of attorney which are acceptable to the Board and such other powers and/or terms which the Board may determine. The Option shall lapse 30 days following the Grant Date if the Option Holder is required to execute a power of attorney and has not done so unless the Grantor waives the requirement to execute a power of attorney within the 30 day period. The Option shall lapse immediately if the Option Holder revokes or purports to revoke or alters or purports to alter the power of attorney.

1.6. When Options may be granted

Subject to Rule 1.7, the Grantor may grant Options at any time after the Adoption Date.

1.7. When Options may not be granted

The Grantor may not grant Options when prevented by any Dealing Restrictions or after the 10th anniversary of the Adoption Date.

1.8. Who can be granted Options

An Option may only be granted to an individual who is an Eligible Employee at the Grant Date.

1.9. Options non-transferable

An Option shall be personal to the Option Holder and, except in the case of the death of the Option Holder, an Option shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately and cease to be exercisable if the Option Holder purports to transfer, charge or otherwise alienate the Option.

1.10. Notice to HMRC of Qualifying Option

Where an Option is to be a Qualifying Option it shall be notified to HMRC in accordance with the requirements of Schedule 5 and in particular:

•	the Employer Company shall within 92 days after the Grant Date of a Qualifying Option (or within such other time limit specified from time to time in paragraph 44 of Schedule 5) notify HMRC of the grant of such Qualifying Option in such form as HMRC may require from time to time; and

•	the Employer Company shall retain for inspection by HMRC a copy of the declaration completed by the Option Holder that he meets the Working Time Requirement (which may be incorporated in the Option Certificate) and shall ensure that the Option Holder is provided with a copy of such declaration within 7 days of its completion by the Option Holder.

2	Limitations on the grant of Qualifying Options

2.1 Conditions that must be satisfied

A Qualifying Option may be granted only if the following conditions are satisfied at the Grant Date:

•	the Company is a qualifying company (as that term is defined in Part 3 of Schedule 5); and

•	the Option is to be granted for commercial reasons in order to recruit or retain an Eligible Employee and not as part of a scheme or arrangement the main purpose, or one of the main purposes of which, is the avoidance of tax.

2.2 Effect of failure to satisfy conditions

If any of the conditions set out in Rule 2.1 or any other requirements of Schedule 5 are not satisfied, or if the Grantor determines to grant an Option which is not a Qualifying Option, the grant of the Option shall be valid and shall be subject to the Rules but the Option shall not be a Qualifying Option.

3	Plan limits

3.1 General

The aggregate number of Plan Shares over which Options may be granted shall be subject to such limits as may be agreed with the members of the Company from time to time.

3.2 Scaling down

If the grant of an Option would cause the limits in this Rule 3 to be exceeded, such Option shall take effect as an Option over the maximum number of Plan Shares which does not cause the limit to be exceeded. If more than one Option is granted on the same Grant Date, the number of Plan Shares which would otherwise be subject to each Option shall be reduced pro rata.

4	Statutory limit on the number of Plan Shares subject to Qualifying Options

4.1 General

The number of Plan Shares over which Qualifying Options may be granted shall be limited as set out in this Rule 4. In applying these limits, the computational provisions in Rule 4.4 shall apply.

4.2 HMRC employee limit

A Qualifying Option may not be granted to an Eligible Employee if prior to or as a result of granting the Option the aggregate Market Value of the shares subject to:

•	all extant Qualifying Options granted to the Eligible Employee by reason of the Eligible Employee’s employment by the Company or any Group Member; and

•	any unexercised CSOP Option granted to the Eligible Employee by the same reason,

•	would exceed £249,999 or such other limit as may be specified from time to time in paragraph 5 of Schedule 5 less £1.

4.3 HMRC employer limit

A Qualifying Option may not be granted if the result of granting the Option would be that the aggregate Market Value of the Plan Shares subject to all Qualifying Options would exceed £3,000,000 or such other limit as may be specified from time to time in paragraph 7 of Schedule 5.

4.4 Computation

For the purpose of this Rule 4, the expression “Group Member” shall include any company which is or was at the time of the grant of a Qualifying Option or CSOP Option a member of the same “group” (as that word is defined by paragraph 58 of Schedule 5) as the Company.

For the purpose of the limits contained in Rules 4.2 and 4.3, shares subject to an option which has been exercised, lapsed, renounced or otherwise become incapable of being exercised shall be disregarded.

4.5 3 year restriction

Where an Eligible Employee has been granted Qualifying Options by the Company or by any other Group Member up to or above the limit specified from time to time in paragraph 5 of Schedule 5, any further Option granted within 3 years after the Grant Date of the last Qualifying Option is not a Qualifying Option.

For the purpose of this Rule 4.5, shares subject to a Qualifying Option which has been exercised, lapsed, renounced or otherwise become incapable of being exercised shall not be disregarded.

4.6 Scaling down

If the grant of an Option would cause any of the limits in this Rule 4 to be exceeded, such Option shall, subject to Rule 2.2, take effect as a Qualifying Option over the maximum number of Plan Shares which does not cause the limit to be exceeded.

For the purpose of the limit contained in Rule 4.3, if more than one Option is granted on the same Grant Date, the number of Plan Shares which would otherwise be subject to each Qualifying Option shall be reduced pro rata in accordance with paragraph 7(5) of Schedule 5.

The remaining Plan Shares shall be subject to an Option which is subject to the Rules but such Option shall not be a Qualifying Option.

5	Exercise Price

The Exercise Price shall be determined by the Board and may be any price (including for the avoidance of doubt nil).

Where the Grantor has determined that an Option will be satisfied by the issue of new shares and the Exercise Price is less than the nominal value of a Plan Share the Company will ensure that at the time of issue of the Plan Shares arrangements are in place to pay up the nominal value of the relevant Plan Shares.

6	Performance Target and conditions

6.1 Setting of Performance Target and conditions

The Vesting of an Option and the extent to which it Vests will be subject to the satisfaction of any Performance Target and any other conditions set by the Grantor.

The exercise of an Option will be subject to the satisfaction of any conditions set by the Grantor.

6.2 Nature of Performance Target and conditions

Any Performance Target and any other condition imposed under Rule 6.1 shall be:

•	capable of being fulfilled within the period of 10 years from the Grant Date or by such earlier date as may be set out in the Option Certificate; and

•	set out in, or attached in the form of a schedule to, the Option Certificate.

6.3 Substitution, variation or waiver of Performance Target and conditions

If the Grantor considers that any Performance Target or any other condition imposed under Rule 6.1 subject to which an Option has been granted is no longer appropriate, the Grantor (with the consent of the Board) may substitute, vary or waive that Performance Target or condition in such manner (and make such consequential amendments to the Rules) as the Grantor thinks fit, provided that the Grantor (acting fairly and reasonably and with the consent of the Board) considers that the substituted or varied Performance Target or condition is not materially more difficult to satisfy than the previous Performance Target or condition would have been.

The Option shall then take effect subject to that Performance Target or other condition as substituted, varied or waived.

6.4 Performance Target or conditions can no longer be satisfied

If the Grantor determines that any Performance Target or other condition imposed under Rule 6.1 (as substituted or varied if applicable under Rule 6.3) has not been satisfied either in whole or in part in relation to an Option and can no longer be satisfied either in whole or in part, the Option shall lapse immediately as to the proportion in relation to which the Performance Target or other condition has not been satisfied, unless the Grantor in its discretion determines otherwise.

6.5 Notification of Option Holders

The Grantor shall, as soon as practicable, notify each Option Holder concerned of any determination made by it under this Rule.

7	Vesting and exercise of Options

7.1 Earliest date for exercise of Options

An Option may not be exercised before it Vests.

Subject to Rules 8 and 9, an Option will Vest (in whole or in part) on the later of:

•	the relevant date or dates specified in the Option Certificate; or

•	the date on which the Board determines that the Performance Target and / or other conditions imposed under Rule 6.1 have been satisfied.

Other than as specified under the Rules, an Option may not be exercised until the later of:

•	the Vesting date; or

•	an Exit Event.

7.2 Latest date for exercise of Options

An Option may not be exercised after the 10th anniversary of the Grant Date and if not exercised by that date shall lapse.

7.3 Effect of Option Vesting

Subject to the Rules, the effect of an Option Vesting shall be that the Option Holder is entitled to exercise the Option on or after an Exit Event, subject to any Dealing Restrictions.

7.4 Effect of cessation of Relevant Employment

Subject to Rule 8, an Option may be exercised only while the Option Holder is in Relevant Employment and if an Option Holder ceases to be in Relevant Employment, any Option granted to him shall lapse with effect immediately on cessation. This Rule 7.4 shall apply where the Option Holder ceases to be in Relevant Employment in any circumstances (including, in particular, but not by way of limitation, where the Option Holder is dismissed unfairly, wrongfully, in breach of contract or otherwise).

An Option Holder who has given or received notice of termination of Relevant Employment (whether or not lawful) may not exercise an Option during any period when the notice is effective and an Option granted to him shall not Vest and may not be exercised during this period, unless the Board determines otherwise. If an Option would otherwise have Vested during this period, and the notice is withdrawn by either party, the Option will Vest (subject to the Rules) when the notice is withdrawn.

7.5 Options may be exercised in whole or in part

Subject to the Rules, a Vested Option may be exercised in whole or in part at any time. If exercised in part, the unexercised part of the Option shall not lapse as a result and shall remain exercisable.

7.6 Procedure for exercise of Options

An Option shall be exercised by the Option Holder delivering to the Grantor (or any person appointed by the Grantor) a duly completed notice of exercise in the form from time to time prescribed by the Board, which may include (for the avoidance of doubt) electronic and/or online notification, and compliance with any other conditions of exercise as determined by the Board and detailed in the Option Certificate. Such notice shall specify the number of Plan Shares in respect of which the Option is being exercised, and be either accompanied by the Exercise Price (if any) in full or confirmation of arrangements satisfactory to the Grantor for the payment of the Exercise Price, together with any payment and/or documentation required under Rule 13 and, if required by the Board, the Option Certificate.

For the avoidance of doubt, the date of exercise of an Option shall be the later of date of the receipt of a valid notice of exercise and compliance with the remaining provisions of the first paragraph of this Rule 7.6.

7.7 Issue or transfer of Plan Shares

Subject to Rule 13, and to any necessary consents and to compliance by the Option Holder with the Rules, the Grantor shall, as soon as reasonably practicable and in any event not later than 30 days after the date of exercise of the Option, arrange for the issue or transfer to the Option Holder of the number of Plan Shares specified in the notice of exercise, and provide to the Option Holder, in the case of the partial exercise of an Option, an Option Certificate in respect of, or the original Option Certificate endorsed to show, the unexercised part of the Option.

7.8 US Taxpayers

This Rule 7.8 shall apply to US Taxpayers. Notwithstanding anything to the contrary contained in the Plan, no Option which has an Exercise Price less than the US fair market value (as that term is defined for the purposes of section 409A of the US Internal Revenue Code) may be exercised later than 2.5 calendar months after the end of the Taxable Year in which the Option first becomes no longer subject to a substantial risk of forfeiture (as that term is defined for purposes of section 409A of the US Internal Revenue Code), provided that the Option shall lapse on the date it would have lapsed had this rule not applied. The Rules shall be interpreted accordingly.

For the purposes of this Rule 7.8, Taxable Year means the 12 month period in respect of which the Option Holder is obliged to pay US Tax or, if it would result in a longer exercise period, the 12 month period in respect of which the Option Holder’s employing company is obliged to pay tax. US Taxpayer means a person who is subject to taxation under the tax rules of the United States of America which does not include an Option Holder who is a non-resident alien throughout the period of participation in the Plan and who has no US workdays during such participation.

The Plan is intended to be exempt from the requirements of section 409A of the US Internal Revenue Code and shall be construed and operated in accordance with that intent.

8	Vesting and exercise of Options in special circumstances

8.1 Death

Notwithstanding Rule 7.1, if an Option Holder dies, any Unvested Option held by him will lapse unless the Board determines otherwise. If the Board does so determine then the Board shall also determine the proportion of an Unvested Option held by him that shall be treated as Vested in its absolute discretion taking into account such factors as the Board may consider relevant, including by not limited to, satisfaction of any Performance Target or any other condition imposed under Rule 6.1 as at the date of death.

The Option Holder’s personal representatives (having established title to the satisfaction of the Company) shall be entitled to exercise the Vested proportion of his Option (whether Vested under this Rule 8.1 or not) on or after an Exit Event (or as otherwise specified under the Rules), within such period as the Board shall determine provided this is during the period ending on the first anniversary of his death. Any Option held by the Option Holder or his personal representatives shall lapse at the end of such period.

8.2 Cessation of employment for Good Leavers

Notwithstanding Rule 7.1, if an Option Holder ceases to be in Relevant Employment for any reason other than death, and is a Good Leaver, any Unvested Option, held by him will lapse on the date of cessation unless the Board determines otherwise.

If the Board does so determine then the Board shall also determine the proportion of an Option held by him that shall be treated as Vested in its absolute discretion taking into account such factors as the Board may consider relevant, including by not limited to, satisfaction of any Performance Target or any other condition imposed under Rule 6.1 as at the time of cessation.

The Option Holder shall be entitled to exercise the Vested proportion of his Option (whether Vested under this Rule 8.2or not) on or after an Exit Event (or as otherwise specified under the Rules), within such period as the Board shall determine. Any Option held by the Option Holder shall lapse at the expiry of such period.

8.3 Meaning of ceasing to be in Relevant Employment

For the purposes of the Plan, an Option Holder shall not be treated as ceasing to be in Relevant Employment until he no longer holds any office or employment with any Group Member.

The Board may determine that an Option Holder will be treated as ceasing to be in Relevant Employment when he gives or receives notice of termination of his employment.

8.4 Power to declare Options Vested and exercisable

Notwithstanding Rule 7.1, if an event occurs or is expected to occur which causes the Board in its absolute discretion to consider it appropriate, it may determine that an Option which has not already Vested shall Vest and be exercisable forthwith or following any specified date to the extent and subject to such terms and conditions as the Board may require.

Such events may include, but are not limited to:

•	a Disqualifying Event which would result in a Qualifying Option being subject to the modified tax consequences set out in section 532 of ITEPA 2003;

•	any of the events set out in Rules 9.1 to 9.4;

•	a demerger or special distribution;

•	a person obtaining Control as a result of a new issue of shares to that person;

•	an event following which relief under Part 12 of the Corporation Tax Act 2009 may no longer be available; and

•	the Option Holder being relocated abroad.

The proportion of the Option which shall Vest and be exercisable will be determined by the Board in its absolute discretion taking into account such factors as the Board may consider relevant, including by not limited to, satisfaction of any Performance Target or any other condition imposed under Rule 6.1.

Additionally, in such circumstances, the Board may specify a limited period during which a Vested Option (whether Vested under this Rule or otherwise) may be exercised subject to the Board serving reasonable notice on the Option Holder of such period. Any Option held by the Option Holder shall lapse at the end of such period unless the Board determines otherwise, subject to the Rules.

If no such period is specified, the Vested Option may be exercised at any time subject to the Rules until it otherwise lapses under the Rules, subject to any further terms and conditions imposed by the Board as a condition of its determination that the Option shall Vest and become exercisable.

8.5 Interaction of Rules

If an Option is or has become exercisable under Rule 8.2 during the period allowed for the exercise of the Option under Rule 8.2 the Option Holder dies, the period allowed for the exercise of the Option shall be the period allowed by Rule 8.1.

If an Option has become exercisable under Rule 8 and, during the period allowed for the exercise of the Option under Rule 8, the Option becomes exercisable under Rule 9 also (or vice versa), the period allowed for the exercise of the Option shall be the shorter of the period allowed by Rule 8 and the period allowed by Rule 9.

If an event occurs which causes an Option to become exercisable under Rules 8.2 or 9 (as the case may be) and the Board has determined that such event shall also cause the Option to become exercisable under Rule 8.4, the provisions for exercise in Rule 8.4 shall be subject to the provisions for exercise in Rule 8.2 or 9 (as applicable).

9	Takeover and other corporate events

9.1 Takeover

Subject to Rule 10, where a person (other than a New Holding Company) obtains Control of the Company as a result of making an offer to acquire Plan Shares, which is an Exit Event, the Board may determine that a proportion of an Option that has not already Vested shall Vest on the date the person obtains Control as set out below.

The proportion of the Option which shall Vest will be determined by the Board in its absolute discretion taking into account such factors as the Board may consider relevant, including, but not limited to, the time the Option has been held by the Option Holder and having regard to any Performance Target or any other condition imposed under Rule 6.16.1.

The Vested proportion of an Option (whether Vested under this Rule 9.1 or otherwise) may be exercised at any time during the period of 30 days (or, if the Board determines a longer period shall apply, that period) beginning with the time when the person making the offer has obtained Control. Subject to Rule 10, all Options shall lapse at the end of such period unless the Board determines that a longer period for exercise shall apply, in which case the Options shall continue in force until the end of such extended period or until they otherwise lapse in accordance with the Rules.

9.2 Compulsory acquisition of shares in the Company

Subject to Rule 10, if a person (other than a New Holding Company) becomes entitled or bound to acquire shares in the Company under sections 979 to 982 of the Companies Act 2006, which is an Exit Event, the Board may determine that a proportion of an Option that is not already Vested shall Vest as set out below.

The proportion of the Option which shall Vest will be determined by the Board in its absolute discretion taking into account such factors as the Board may consider relevant, including, but not limited to, the time the Option has been held by the Option Holder and having regard to any Performance Target or any other condition imposed under Rule 6.1.

The Vested proportion of an Option (whether Vested under this Rule 9.2 or otherwise) may be exercised at any time during the period beginning with the date the person serves a notice under section 979 and ending 7 clear days before the date on which the person ceases to be entitled to serve such a notice. Subject to Rule 10, all Options shall lapse at the end of such period.

9.3 Scheme of arrangement

Subject to Rule 10, if a person (other than a New Holding Company) proposes to obtain Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 899 of the Companies Act 2006, which is an Exit Event, the Board may determine that a proportion of an Option that has not already Vested will Vest on the date of the court sanction as set out below.

The proportion of the Option which shall Vest will be determined by the Board in its absolute discretion taking into account such factors as the Board may consider relevant, including, but not limited to, the time the Option has been held by the Option Holder and having regard to any Performance Target or any other condition imposed under Rule 6.1.

The Vested proportion of an Option (whether Vested under this Rule 9.3 or otherwise) may be exercised at any time during the period of 30 days from the compromise or arrangement being sanctioned by the court. Subject to Rule 10, all Options shall lapse at the end of such period.

9.4 Winding-up of the Company

Subject to Rule 10, if notice is given of a resolution for the voluntary winding-up of the Company, the Board may determine that a proportion of an Option that has not already Vested will Vest on the date notice is given..

The proportion of the Options which shall Vest will be determined by the Board in its absolute discretion taking into account such factors as the Board may consider relevant, including, but not limited to, the time the Option has been held by the Option Holder and having regard to any Performance Target or any other condition imposed under Rule 6.1.

A Vested Option (whether Vested under this Rule 9.4 or otherwise) may be exercised at any time during the period of 30 days from the date of the notice or, if earlier, on completion of the winding up. Subject to Rule 10, all Options shall lapse at the end of such period.

9.5 Asset Sale

Subject to Rule 10, on the occurrence of an Asset Sale, the Board may determine that a proportion of an Option has not already Vested shall Vest as set out below.

The proportion of the Options which shall Vest will be determined by the Board in its absolute discretion taking into account such factors as the Board may consider relevant, including, but not limited to, the time the Option has been held by the Option Holder and having regard to any Performance Target or any other condition imposed under Rule 6.1.

A Vested Option (whether Vested under this Rule 9.5 or otherwise) may be exercised at any time during such period as determined by the Board taking into account such factors as the Board may consider relevant including, by not limited to, the timing of a distribution following the Asset Sale. Subject to Rule 10, all Options shall lapse at the end of such period.

9.6 Meaning of “obtains Control of the Company”

For the purpose of Rule 9 a person shall be deemed to have obtained Control of the Company if he and others Acting In Concert with him have together obtained Control of it.

9.7 References to the Board within this Rule 9

For the purposes of this Rule 9, any reference to the Board shall be taken to be a reference to those individuals who were members of the Board immediately before the event by virtue of which this Rule 9 applies.

9.8 Notification of Option Holders

The Board shall, as soon as reasonably practicable, notify each Option Holder of the occurrence of any of the events referred to in this Rule 9 and explain how this affects his position under the Plan.

10	Exchange of Options

10.1 Circumstances in which exchange can occur

If a company (including for the purposes of this Rule 10 a New Holding Company) (the Acquiring Company) acquires Control of the Company an Option Holder may, at any time during a period specified by the Board (but, in the case of a Qualifying Option, not being longer than the period specified by paragraph 42 of Schedule 5), by agreement with the Acquiring Company, release his Option in consideration of the grant to him of a new option (the New Option). For the avoidance of doubt, an Option which is so released shall not Vest or become exercisable pursuant to Rule 9.

If the Option Holder does not release the Option within the specified period, the Option shall lapse at the end of such period.

10.2 Terms of Exchange

The following applies in respect of the New Option:

1.	the Grant Date of the New Option shall be deemed to be the same as the Grant Date of the Option;

2.	the New Option will be in respect of shares in the Acquiring Company, if the New Option is to be a Qualifying Option, or otherwise a company determined by the Board;

3.	in the application of the Plan to the New Option, where appropriate, references to “the Company” and “Plan Shares” shall be read as if they were references to the company to whose shares the New Option relates, save that in the definition of “Board” the reference to “Company” shall be read as if it were a reference to Autolus Limited;

4.	the New Option, to the extent not already Vested and exercisable, must Vest and become exercisable at the same time and in the same manner as the Option; and

5.	if the New Option is to be a Qualifying Option, it must be equivalent to the Option for the purposes of Part 6 of Schedule 5 and meet the further requirements of paragraph 43 of Schedule 5.

10.3 Status of New Option

Nothing in this Rule 10 shall require that the New Option shall be a Qualifying Option.

11	Lapse of Options

Notwithstanding any other provision of the Rules, an Option shall lapse on the earliest of:

1.	the 10th anniversary of the Grant Date;

2.	the expiry of the exercise period following an Exit Event;

3.	the day following the first anniversary of the date of death;

4.	The Board determining that any Performance Target or any other condition imposed under Rule 6.1 has not been satisfied either in whole nor in part in respect of the Option and can no longer be satisfied in whole or in part in which case the Option shall lapse either in whole or as to such part in relation to which any Performance Target or any other condition imposed under Rule 6.1 can no longer be satisfied;

5.	subject to Rule 8, the Option Holder ceasing to be in Relevant Employment in any circumstances;

6.	the date on which the Option Holder becomes bankrupt or enters into a compromise with his creditors generally unless the Board at its discretion determines otherwise; and

7.	any other date provided for under these Rules.

12	Adjustment of Options on Reorganisation

12.1 Power to adjust Options

In the event of a Reorganisation, the number of Plan Shares subject to an Option, the description of the Plan Shares, the Exercise Price, or any one or more of these, shall be adjusted in such manner as the Grantor, together with the Board where relevant, shall determine.

12.2 Exercise Price

No adjustment shall be made to the Exercise Price which would result:

1.	in an increase in the total Exercise Price applicable to the Option; or

2.	in the Plan Shares subject to an Option being issued at a price per Plan Share lower than the nominal value of a Plan Share except where the Board puts in place arrangements to pay up the nominal value at the date of issue of the Plan Shares (or the difference between the adjusted Exercise Price and the nominal value as the case may be).

12.3 Notification of Option Holders

The Grantor shall, as soon as reasonably practicable, notify each Option Holder of any adjustment made under this Rule 12 and explain how this affects his position under the Plan.

12.4 Status of Option subject to adjustment

Nothing in this Rule 12 shall require that a Qualifying Option subject to adjustment under Rule 12.1 shall continue to be a Qualifying Option.

13	Tax and social security withholding

13.1 Deductions

Unless the Option Holder discharges any liability that may arise himself, the Grantor, the Company or any Group Member or former Group Member (as the case may be) may withhold such amount, or make such other arrangements as it may determine appropriate, for example to sell or withhold Plan Shares, to meet any liability to taxes or social security contributions in respect of Options including, where applicable Employer’s NIC transferred under Rule 12.2.

The Option Holder will be responsible for all taxes, social security contributions and other liabilities arising in respect of the Option.

13.2 Transfer of Employer’s NIC

The Grantor may, at its discretion and to the extent permitted by law, require the Option Holder to pay all or any part of the Employer’s NIC liability in relation to an Option.

13.3 Execution of document by Option Holder

The Grantor may require an Option Holder to execute a document in order to bind himself contractually to any such arrangement as is referred to in Rules 13.1 and 13.2 and return the executed document to the Grantor by a specified date. It shall be a condition of Vesting and exercise of the Option that the executed document be returned by the specified date unless the Grantor determines otherwise.

13.4 Tax elections

The Board may, at its discretion, determine that an Option may not be exercised unless the Option Holder has beforehand signed an election under Chapter 2 of Part 7 of ITEPA 2003 and/or section 165 of the Taxation of Chargeable Gains Act 1992 or entered into broadly similar local arrangements.

14	Rights of Plan Shares

14.1 Rights attaching to Plan Shares

Unless otherwise specified as a condition of exercise of the Option, all Plan Shares issued and/or transferred under the Plan shall, as to voting, dividend, transfer and other rights, including those arising on a liquidation of the Company, rank equally in all respects and as one class with the Plan Shares of the same class in issue at the date of issue or transfer save as regards any rights attaching to such Plan Shares by reference to a record date prior to the date of such issue or transfer.

14.2 Listing and admission to trading of Plan Shares

If and so long as Plan Shares are listed and/or traded on a stock exchange the Company shall apply for the listing and/or admission to trading of Plan Shares issued under the Plan as soon as practicable.

15	Relationship of Plan to contract of employment

15.1 Contractual provisions

Notwithstanding any other provision of the Plan:

•	the Plan shall not form part of any contract of employment between any Group Member and an Eligible Employee;

•	unless expressly so provided in his contract of employment, an Eligible Employee has no right to be granted an Option and the receipt of an Option in one year (and the calculation of the Exercise Price in a particular way) is no indication that the Option Holder will be granted any subsequent Options (or that the Exercise Price will be calculated in the same or a similar way);

•	the Plan does not entitle any Option Holder to the exercise of any discretion in his favour;

•	the benefit to an Eligible Employee of participation in the Plan (including, in particular but not by way of limitation, any Options held by him) shall not form any part of his remuneration or count as his remuneration for any purpose and shall not be pensionable other than as required by law; and

•	if an Eligible Employee ceases to be in Relevant Employment for any reason, he shall not be entitled to compensation for the loss or diminution in value of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any Options held by him which lapse by reason of his ceasing to be in Relevant Employment) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise or anything analogous thereto in any jurisdiction.

15.2 Deemed Agreement

By executing and returning the Option Certificate to the Grantor an Option Holder is deemed to have agreed to the provisions of these Rules including this Rule 15.

16	Administration of the Plan

16.1 Responsibility for administration

The Board (and the Grantor where appropriate), shall be responsible for, and shall have the conduct of, the administration of the Plan. The Board may from time to time make, amend or rescind regulations for the administration of the Plan provided that such regulations shall not be inconsistent with the Rules.

16.2 Board’s decision final and binding

The decision of the Board shall be final and binding in all matters relating to the Plan, including but not limited to the resolution of any dispute concerning, or any inconsistency or ambiguity in the Rules or any document used in connection with the Plan.

16.3 Grantor to consult with Board

Where the Grantor is not the Company and has granted, or proposes to grant, an Option, the Grantor shall consult with, and take account of the wishes of, the Board before making any determination or exercising any power or discretion under the Plan.

16.4 Discretionary nature of Options

All Options shall be granted entirely at the discretion of the Grantor.

16.5 Provision of information

The Option Holder and, where the Grantor is not the Company, the Grantor shall provide to the Company or to the Employer Company as soon as reasonably practicable such information as the Company or the Employer Company reasonably requests for the purpose of complying with its obligations under Schedule 5 and section 421J of ITEPA 2003 or any other applicable legislation.

16.6 Cost of the Plan

The cost of introducing and administering the Plan shall be met by the Company. The Company shall be entitled, if it wishes, to charge an appropriate part of such cost and/or the costs of an Option to a Subsidiary or the Grantor.

16.7 Data protection

By executing and returning the Option Certificate to the Grantor, an Option Holder is deemed to consent to the holding, processing and transfer of personal data in relation to the Option Holder by or to the Company, the Grantor, any Group Member, the Trustees, any third party broker, registrar or administrator or any future purchaser of the Company or relevant Group Member employing the Option Holder for all purposes relating to the operation of the Plan and this consent shall include transferring or processing personal data outside the European Economic Area (as defined in the Data Protection Act 1998).

16.8 Third party rights

Nothing in these Rules confers any benefit, right or expectation on a person who is not an Option Holder. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of these Rules.

17	Amendment of the Plan

17.1 Power to amend the Plan

Subject to Rule 17.2, the Board may from time to time amend the Rules (including for the purposes of establishing a sub-plan for the benefit of employees located overseas).

17.2 Rights of existing Option Holders

An amendment may not materially adversely affect the rights of an existing Option Holder except:

•	where the amendment is made to take account of any matter or circumstance which the Board reasonably considers is a relevant legal or regulatory requirement which the Board reasonably considers requires an amendment to be made in order for any Group Member to comply with such requirement; or

•	where the Option Holder affected by the change has been notified of such amendment and the amendment has been approved by those existing Option Holders who would be adversely affected by the amendment in such manner as would be required by the Articles of Association if the Plan Shares subject to those Options which would be so adversely affected had been issued or transferred to them (so that they had become shareholders in the Company) and constituted a separate class of shares.

17.3 Notification of Option Holders

The Board shall, as soon as reasonably practicable, notify each Option Holder of any amendment to the Rules under this Rule 17 and explain how it affects his position under the Plan.

18	Notices

18.1 Notice by the Grantor

Save as provided for by law, any notice, document or other communication given by, or on behalf of, the Grantor or to any person in connection with the Plan shall be deemed to have been duly given if delivered to him at his place of work, if he is in Relevant Employment if sent by e-mail to such e-mail address as may be specified by him from time to time or, in the case of an Option Holder who remains in Relevant Employment, to such e-mail address as is allocated to him by any Group Member, or sent through the post in a pre-paid envelope to the postal address last known to the Company to be his address and, if so sent, shall be deemed to have been duly given on the date of posting.

18.2 Deceased Option Holders

Save as provided for by law, any notice, document or other communication so sent to an Option Holder shall be deemed to have been duly given notwithstanding that such Option Holder is then deceased (and whether or not the Grantor has notice of his death) except where his personal representatives have established title to the satisfaction of the Grantor and supplied to the Grantor an e-mail or postal address to which notices, documents and other communications are to be sent. Where personal representatives wish to exercise an Option, the Grantor may require that they have previously established their title to the satisfaction of the Grantor.

18.3 Notice to the Grantor

Save as provided for by law, any notice, document or other communication given to the Grantor (or any relevant person appointed by the Grantor) in connection with the Plan shall be delivered or sent by hand or sent by email, fax or post to the Company Secretary (or any relevant person appointed by the Grantor) at the Company’s registered office or such other e-mail or postal address as may from time to time be notified to Option Holders but shall not in any event be duly given unless and until it is actually received at the registered office or such e-mail or postal address.

18.4 Option Certificate

For the avoidance of doubt, the Option Certificate may not be executed or delivered by e-mail or other such similar electronic communication.

19	Governing law and jurisdiction

19.1 Plan governed by English law

The formation, existence, construction, performance, validity and all aspects whatsoever of the Plan, any term of the Plan and any Option granted under it shall be governed by English law.

19.2 English courts to have jurisdiction

The English courts shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the Plan.

19.3 Jurisdiction agreement for benefit of Company

The jurisdiction agreement contained in this Rule 19 is made for the benefit of the Company only, which accordingly retains the right to bring proceedings in any other court of competent jurisdiction.

19.4 Option Holder deemed to submit to such jurisdiction

By executing and returning the Option Certificate to the Grantor, an Option Holder is deemed to have agreed to submit to such jurisdiction.

20	Interpretation

20.1 Definitions

In this Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

Acting in Concert has the meaning given to that expression in The City Code on Takeovers and Mergers in its present form or as amended from time to time;

Adoption Date means the date on which the Plan is adopted by the Board;

Articles of Association means the articles of association of the Company as amended from time to time;

Asset Sale means the disposal by the Company or Group of all or substantially all of its undertaking and assets;

Bad Leaver means a person who ceases to be an employee (including an employed director) of a Group Member where a Group Company is entitled to summarily dismiss the individual under the terms of his employment or consultancy agreement;

Board means the board of directors of the Company or a duly authorised committee of it or a person duly authorised by the board of directors of the Company or such committee;

Company means Autolus Limited incorporated in England and Wales under company number 09115837;

Control has the meaning given to it by section 719 of ITEPA 2003;

CSOP Option means an option to acquire shares under a scheme that meets the requirements of Schedule 4 to ITEPA 2003;

Dealing Restrictions means restrictions on dealings imposed by legislation, regulation or any other code or guidance on share dealing with which the Company seeks to comply;

Disqualifying Event has the meaning given to that expression by sections 533 to 539 of ITEPA 2003;

Eligible Employee means an individual who, at the Grant Date, is a bona fide employee (including an employed director) of a Group Member and who, if the Option is to be a Qualifying Option:

•	satisfies the Working Time Requirement;

•	does not have a Material Interest; and

•	is an employee or director of the Company or of a qualifying subsidiary (as that term is defined in paragraph 11 of Schedule 5);

Employees’ Share Scheme has the meaning set out in section 1166 of the Companies Act 2006;

Employer Company means the Group Member which employs the Option Holder;

Employer’s NIC means employer’s secondary class 1 National Insurance contributions liability or any local equivalent;

Exercise Price means the amount per Plan Share payable in pounds sterling on the exercise of an Option determined in accordance with Rule 5 and stated in the Option Certificate;

Exit Event means:

(i)	A Share Sale;

(ii)	An Asset Sale; or

(iii)	An IPO;

Good Leaver means a person who ceases to be an Employee at any time and is not a Bad Leaver;

Grant Date means the date on which an Option is granted to an Eligible Employee determined in accordance with Rule 1.3 or, in the case of a CSOP Option, the date on which such CSOP Option was granted in accordance with the rules of the relevant CSOP scheme;

Grantor means:

•	in relation to an Option granted by the Company, the Board;

•	in relation to an Option granted by the Trustees, the Trustees; and

•	in relation to an Option granted by any other person which the Board authorises to grant an Option, that person;

Group means the Company and its Subsidiaries from time to time and Group Member shall be interpreted accordingly;

HMRC means Her Majesty’s Revenue and Customs;

IPO means the admission of all or any of the shares of the Company or securities representing those shares (including without limitation depositary interests, American depositary receipts, American depositary shares and / or other instruments) to or the grant of permission by any like authority for the same to be admitted to or traded or quoted on any securities market or trading facility approved by the Board with Investor Majority Consent including, but not limited to, Nasdaq or the Official List of the United Kingdom Listing Authority or the AIM Market operated by London Stock Exchange Plc or any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000);

ITA 2007 means the Income Tax Act 2007;

ITEPA 2003 means the Income Tax (Earnings and Pensions) Act 2003;

Market Value means:

•	for the purposes of Rules 4.2 and 4.3, the market value of a Plan Share as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 subject to paragraph 5(7) of Schedule 5 on the Grant Date; and

•	in the case of an option granted or award made under any other Employees’ Share Scheme, the market value of an ordinary share in the capital of the Company determined under the rules of such scheme for the purpose of the grant of the option or the making of the award;

Material Interest has the meaning given to that expression by paragraphs 29 to 33 of Schedule 5;

New Holding Company means a company which obtains Control of the Company where the New Holding Company’s ordinary share capital is held in substantially the same proportions by substantially the same persons who previously held the Company’s ordinary share capital;

Option means a right to acquire Plan Shares granted under the Plan, including a Qualifying Option where appropriate;

Option Certificate means the deed under which an Option is granted in accordance with Rule 1.3;

Option Holder means an individual who holds an Option or, where the context permits, his legal personal representatives;

Performance Target means a performance target imposed as a condition of the Vesting of an Option under Rule 6.1 and as substituted or varied in accordance with Rule 6.3;

Plan means the Autolus Limited 2017 Share Option Plan as amended from time to time;

Plan Shares means C Ordinary shares of £0.00001 each in the capital of the Company (or any shares representing them) which, in the case of a Qualifying Option, satisfy the conditions in paragraph 35 of Schedule 5;

Qualifying Option means an option which satisfies the requirements of Schedule 5 at the Grant Date and has been notified to HMRC in accordance with paragraph 44 of Schedule 5 whether or not granted under the Plan;

Relevant Employment means employment with any Group Member;

Reorganisation means any variation in the share capital of the Company, including but without limitation a capitalisation issue, rights issue, rights offer or bonus issue and a sub-division, consolidation or reduction in the capital of the Company;

Rules mean the rules of the Plan;

Schedule 5 means Schedule 5 to ITEPA 2003;

Share Sale means the sale of (or the grant of a right to acquire or to dispose of) any of the shares of the Company (in one transaction or a series of transactions) which will result in the purchaser of those shares in the Company (or grantee of that right) and persons acting in concert with him together acquiring Control of the Company, except where following completion of the sale the Shareholders and the proportion of shares in the Company held by each of them are substantially the same as the Shareholders and their Shareholdings in the Company immediately prior to the sale;

Shareholder means the holder of any Shares and Shareholdings shall be interpreted accordingly;

Subsidiary means a company which is a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006 and which is a 51% subsidiary as defined in section 989 of ITA 2007;

Trustees means the trustees of any trust created by a Group Member which, when taken together with the Plan, constitutes an Employees’ Share Scheme;

Vest means an Option Holder becoming entitled to exercise an Option on or after an Exit Event or as otherwise specified under the Rules; and

Working Time Requirement means the time which an employee or director is required to spend as an employee or director on the business of the Group, which on average amounts to at least 25 hours a week or, if less, at least 75% of his “working time” (as that expression is defined by paragraph 27(1) of Schedule 5) and which includes time which the employee or director would have been required to so spend but for injury, ill-health, disability, pregnancy, childbirth, maternity, paternity or parental leave, reasonable holiday entitlement or not being required to work during a period of notice of termination of employment or such other limit as may be specified from time to time in paragraph 26 of Schedule 5.

20.2	Interpretation

In the Plan, unless otherwise specified:

•	save as provided for by law a reference to writing includes any mode of reproducing words in a legible form and reduced to paper or electronic format or communication including, for the avoidance of doubt, correspondence via e-mail;

•	reference to the singular includes the plural (and vice versa), reference to any gender includes all genders, and reference to persons includes bodies corporate, unincorporated associations partnerships (whether or not any of them have a separate legal personality); and

•	the Interpretation Act 1978 applies to the Plan in the same way as it applies to an enactment.